Exhibit 99.1


                  PRIMEDIA COMPLETES ACQUISITION OF EMAP USA

    PRIMEDIA Becomes Second Largest Consumer Magazine Publisher In The U.S.

         New York, NY, August 24, 2001 - PRIMEDIA Inc. (NYSE: PRM) today announced it has completed the acquisition of emap usa (formerly known as Petersen Publishing) from EMAP plc, forming the second largest consumer magazine company in the U.S.

         Emap usa's 60 consumer titles include Motor Trend, Hot Rod, Teen, Surfer and Stereophile and complement many existing PRIMEDIA products in key niche markets including automotive, teen, outdoor, active sports and consumer electronics. This transaction enhances the company's position as the largest targeted media company in the world with more than 280 consumer and business-to-business magazines, in addition to its video and Internet properties.

         Tom Rogers, Chairman and CEO of PRIMEDIA, stated: "This acquisition catapults PRIMEDIA to the number two spot in the consumer magazine industry in total revenues and cements our position as the number one producer of magazine editorial and advertising pages each month. The combination of emap usa's and PRIMEDIA's titles creates powerhouses in the teen, automotive and outdoor categories."

         The purchase price was $505 million in cash plus warrants to purchase 2 million shares of PRIMEDIA common stock at $9 per share. The acquisition does not include the U.S. edition of FHM.

         The acquisition was financed approximately half with debt and half with equity. The equity is comprised of $125 million of PRIMEDIA bridge preferred stock and 26,595,744 shares of PRIMEDIA common stock priced at the closing market price on the New York Stock Exchange on August 23, 2001. The equity was purchased by an investment fund managed by Kohlberg Kravis Roberts & Co., L.P.

         The source of the debt was the company's existing revolving credit facility. PRIMEDIA intends to use the proceeds from non-core asset sales, expected to be in excess of $250 million, to eliminate the bridge preferred stock and reduce debt.

         About PRIMEDIA

         PRIMEDIA is the new tradition in media. With 2000 sales of $1.7 billion from a unique combination of traditional and new media properties, it is the leading provider of targeted content and integrated marketing solutions in both the consumer and business-to-business sectors. The Company is the #1 special interest magazine publisher in the U.S., with more than 280 titles such as Seventeen, New York, Fly Fisherman, American Baby, Telephony, American Demographics; the #1 producer and distributor of specialty video with 18 satellite and digital video product lines, including Channel One Network; and the #1 news and information group on the Internet, with over 1,000 special interest web sites led by About.com. PRIMEDIA's stock symbol is: NYSE: PRM. More information about the Company can be found at www.PRIMEDIA.com.


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         This release contains certain forward-looking statements concerning
         PRIMEDIA's operations, economic performance and financial condition. These statements are based upon a number of assumptions and estimates, which are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and reflect future business decisions, which are subject to change. Some of these assumptions may not materialize, and unanticipated events will occur which can affect the Company's results.

         Contact PRIMEDIA:
         Investors:             Jim Magrone               212.745.0634
         Media:                 Jessica Prah              212.446.1874
         Web site:              www.primedia.com